UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 26, 2015
 Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

Delaware	000-21783	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2125 O'Nel Drive
San Jose, CA    95131
(Address of principal executive offices including zip code)

(408) 727-1885
(Registrant's telephone number, including area code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On February 26, 2015, 8x8, Inc. (the "Company") entered into a share repurchase program authorized by the Company's board of directors for the purpose of repurchasing up to $20 million of the Company's outstanding shares of common stock.  Repurchases of shares under the program will be made pursuant to a pre-arranged Rule 10b5-1 share repurchase plan, under which transactions would be effected in accordance with specified price, volume and timing conditions.  A plan under Rule 10b5-1 of the Securities Exchange Act of 1934 allows a company to repurchase shares at times when it otherwise might be prevented from doing so under insider trading laws or due to self-imposed trading blackout periods.  Because repurchases under a Rule 10b5-1 share repurchase plan are subject to specified parameters, there can be no assurance regarding the number of shares, if any, that will be repurchased pursuant to the plan, and the Company may discontinue repurchases and terminate the plan at any time.

If $20 million of shares are not purchased through the Rule 10b5-1 share repurchase plan, after the termination of that plan, the Company may from time to time purchase shares of its common stock, up to the $20 million aggregate authorization, through open market and privately negotiated transactions or through additional Rule 10b5-1 share repurchase plans, with the timing and amount of any such purchases or additional plans to be determined by the Company's management based on its evaluation of market conditions and other factors

Any purchases under the share repurchase program will be funded using the Company's working capital.  As of December 31, 2014, the Company's cash and cash equivalents and investments and marketable securities were $187.9 million. The Company had 88,542,488 million shares of common stock outstanding as of February 28, 2015. In February 2015, the Company completed $15 million of common stock share repurchases under the share repurchase program announced in July 2014.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

99.1    Press Release dated March 2, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2015

8X8, INC.

By: /s/ MaryEllen Genovese

MaryEllen Genovese
Chief Financial Officer and Secretary

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INDEX TO EXHIBITS

Exhibit	Description
99.1	Press release dated March 2, 2015